Exhibit 99.1

420 Lexington Avenue • New York, NY 10170 • (212) 869-3000 • FAX (212) 869-3989

CONTACT:	Stacy Slater
Senior Vice President, Investment Management
Centro NP LLC
(212) 869-3000
stacy.slater@centroprop.com

Centro NP LLC Amends Consent Solicitation for Senior Notes Due 2026 and 2028

NEW YORK, October 27, 2009 — Centro NP LLC (the “Company”) today announced that it is amending the terms of the previously announced consent solicitation (the “Consent Solicitation”) with respect to amendments to the 1995 indenture (the “1995 Indenture”) governing its outstanding 7.65%, 7.68% and 7.97% senior notes due 2026 and its outstanding 6.90% senior notes due 2028 (collectively, the “Securities”).

The Consent Solicitation, previously scheduled to expire at 5:00 P.M. New York City Time on October 27, 2009, will now expire at 5:00 P.M. New York City Time on October 30, 2009 (such time and date, as they may be extended, the “Expiration Date”).

Based on discussions with certain holders of the Securities, the Company has amended the terms of the Consent Solicitation to reflect the following agreed upon proposed amendments which replace the previously proposed amendments in their entirety:

(i)            Add a put repurchase right that will require the Company to offer to repurchase (but not require the holders to tender) the Securities for an amount equal to the principal amount plus accrued and unpaid interest on January 15, 2014 (the “Put Right Repurchase Date”);

(ii)           Modify the Events of Default section to add an event of default if the Company defaults in the payment of the put repurchase price;

(iii)          Modify the “Consolidated Income Available for Debt Service” defined term applicable to the Securities to add back non-cash charges;

(iv)          Require the Company, until the Put Right Repurchase Date, to increase the Unencumbered Total Asset Value (as defined in the 1995 Indenture) that the Company is required to maintain from 100% of the outstanding aggregate principal amount of unsecured consolidated debt to 125% of the outstanding aggregate principal amount of unsecured consolidated debt;

(v)           Modify the debt incurrence covenant to provide that (a) until April 15, 2011, the Company shall be prohibited from having consolidated debt outstanding in excess of $1,869 million and (b) the Company shall measure outstanding debt based on the outstanding principal amount of such debt rather than the fair value of such debt;

(vi)          Add a covenant prohibiting, until the Put Right Repurchase Date, the transfer of real property to (a) any affiliate that is not a consolidated subsidiary of the Company or (b) any equity owner of the Company; and

(vii)         Modify the financial reporting covenant to make it more consistent with the other series of notes issued by the Company, which would permit the Company to discontinue filing annual or other reports with the SEC and instead (a) deliver substantially the same kind of information (and to include in such information, financial statements of Centro NP Residual Holding LLC) to the trustee (for continued availability to the holders of Securities), (b) post such information on the Company’s or an affiliate’s website and, promptly after posting such information, issue a press release indicating that such information has been posted with reference to the website address such information has been posted on and (c) use commercially reasonable efforts to post such information to the Company’s “Company News” page and “Company Filings” page on www.bloomberg.com.

The amended terms of the Consent Solicitation are more fully described in the Supplement to Consent Solicitation Statement, dated as of October 27, 2009 (the “Supplement”).  Except as set forth in the Supplement, all other terms and conditions of the Consent Solicitation will remain unchanged and in full force and effect.  Holders that validly submit and do not revoke their consent prior to the Expiration Date will be entitled to a consent payment of $35 per $1,000 principal amount consented if the requisite consents are received and all other conditions to the consent payment are satisfied.  It is anticipated that settlement of the consent payment will occur on Monday, November 2, 2009.  Holders of Securities who have previously delivered consents in connection with the Consent Solicitation need not redeliver such consents or take any other action in response to the Supplement.  Such previously delivered consents will be deemed to constitute consent to the proposed amendments under the amended terms set forth in the Supplement unless such consents are validly revoked prior to the earlier of the execution of the supplemental indenture and the Expiration Date in accordance with the procedures and subject to the terms set forth in the Consent Solicitation Statement, as amended by the Supplement.

The complete terms and conditions of the Consent Solicitation are set forth in the Consent Solicitation Statement, dated September 16, 2009 (the “Consent Solicitation Statement”), as amended by the Supplement, and the related Consent Form that have been sent to holders of the Securities.

Holders are urged to read the Consent Solicitation documents, as amended by the Supplement, carefully before making any decision with respect to the Consent Solicitation.  Copies of the Consent Solicitation Statement, the Supplement and related Consent Form may be obtained from Global Bondholder Services Corporation at (212) 430-3774 and (866) 470-3800 (toll free).

BofA Merrill Lynch is the Solicitation Agent for the Consent Solicitation.  Questions regarding the Consent Solicitation may be directed to BofA Merrill Lynch at (980) 388-4603 (collect) and (888) 292-0070 (toll free).

This press release is for informational purposes only and is not being made in any jurisdiction in which the making of this announcement would violate the laws of such jurisdiction.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are the Company’s current views as of the date such statements are made with respect to possible future events and financial performance.  These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by the Company.  The most significant risks are detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  It is advisable not to place undue reliance on the Company’s forward-looking statements.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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